Exhibit 99.1

Kura Oncology Expands Board of Directors with Appointment of Diane Parks

– Accomplished executive adds extensive experience in launching novel therapies as Company sets sights on commercial readiness –

SAN DIEGO, October 15, 2019 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company focused on the development of precision medicines for the treatment of cancer, today announced the appointment of veteran commercial executive Diane Parks to its board of directors. Among her many achievements, Ms. Parks is credited with developing and executing the strategic plan for the launch of the novel CAR-T therapy Yescarta® and the marketing strategies for the blockbuster oncology drug Imbruvica®. The addition of Ms. Parks expands Kura’s board to seven members, six of whom are independent.

“Diane is an accomplished executive with an impressive track record of driving profitable growth for large pharmaceutical and biotech companies,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “Her commercialization experience will be invaluable as we continue to execute on the initial registration-directed trial of our lead drug candidate tipifarnib and begin to focus on commercial readiness. On behalf of Kura and our board of directors, I am very pleased to welcome Diane and look forward to drawing upon her expertise during this exciting period of growth for the company.”

Ms. Parks joins the Kura board of directors with more than 30 years of commercial experience in the pharmaceutical and biotechnology industries. Most recently, she served as Senior Vice President, Head of U.S. Commercial for Kite Pharma (acquired by Gilead for $11.9 billion), where she developed and executed the strategic plan for the commercial launch of Yescarta®, the first CAR-T therapy approved for large B-cell lymphoma. Previously, Ms. Parks served as Vice President, Head of Global Marketing for Pharmacyclics (acquired by Abbvie for $21 billion), where she was responsible for the marketing strategy and launch of Imbruvica®. Before that, she served as Vice President, Sales for Amgen, where she successfully led the Hospital and Nephrology sales teams. In addition, she served as Senior Vice President, Specialty Biotherapeutics and Managed Care for Genentech (acquired by Roche for $46.8 billion). She currently serves on the boards of Calliditas Therapeutics, Soligenix and TriSalus Life Sciences. Ms. Parks earned an MBA from Georgia State University and a BS from Kansas State University.

“Kura represents a unique opportunity, with three wholly owned, clinical-stage oncology assets, a precision medicine approach, a talented management team and the financial resources to execute on its development strategy,” said Ms. Parks. “I look forward to working closely with the other members of Kura’s board and management team to complete the ongoing registration-directed study of tipifarnib, prepare for potential commercialization and, ultimately, to help bring important new treatment options to patients in need.”

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, for which the Company is conducting a registration-directed trial in recurrent or metastatic patients with HRAS mutant HNSCC. In addition, tipifarnib is being evaluated in multiple other Phase 2 clinical trials in solid tumor and hematologic indications. Kura’s pipeline also includes KO-947, an ERK inhibitor, and KO-539, a menin-MLL inhibitor, both of which are currently in Phase 1 dose-escalation trials. For additional information about Kura, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Kura’s potential for greater depth and breadth across its pipeline, Kura’s ability to bring new treatments to cancer patients in need, and the progress and expected timing of Kura’s drug development programs and clinical trials. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com